SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           --------------------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              RyanAir Holdings PLC
                              --------------------
                                (Name of Issuer)



                                  Common Stock
                                  ------------
                         (Title of Class of Securities)



                                    783513104
                                    ---------
                                 (CUSIP Number)



                                December 31, 2000
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|  Rule 13d-1(b)
         |_|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)


                              -------------------


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No.  783513104                                           Page 2 of 6 Pages
--------------------------------------------------------------------------------

1)         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gilder, Gagnon, Howe & Co. LLC
           13-3174112
--------------------------------------------------------------------------------
2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   |_|

                                                                     (b)   |_|
--------------------------------------------------------------------------------
3)         SEC USE ONLY

--------------------------------------------------------------------------------
4)         CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
           NUMBER                    5)      SOLE VOTING POWER
           OF                                75,600
           SHARES                  ---------------------------------------------
           BENEFICIALLY              6)      SHARED VOTING POWER
           OWNED BY                          None
           EACH                    ---------------------------------------------
           REPORTING                 7)      SOLE DISPOSITIVE POWER
           PERSON                            None
           WITH                    ---------------------------------------------
                                     8)      SHARED DISPOSITIVE POWER
                                             8,171,273
--------------------------------------------------------------------------------
9)         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,171,273
--------------------------------------------------------------------------------
10)        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    |-|
--------------------------------------------------------------------------------
11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.7%
--------------------------------------------------------------------------------
12)        TYPE OF REPORTING PERSON

           BD
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer:

RyanAir Holdings PLC

Item 1(b).        Address of Issuer's Principal Executive Offices:

RyanAir Limited
Corporate Headquarters Office
Dublin Airport
County Dublin, Ireland

Item 2(a).        Name of Person Filing:

Gilder, Gagnon, Howe & Co. LLC

Item 2(b).        Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c).        Citizenship:

New York

Item 2(d).        Title of Class of Securities:

Common Stock

Item 2(e).        CUSIP Number:

783513104

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [x] Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

                  (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

                  (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

                  (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

                  (e) |_|  Investment        Adviser        in        accordance
                           withss.240.13d-1(b)(1)(ii)(E)

                  (f) |_| Employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F)

                  (g) |_|  Parent   Holding   Company  or   control   person  in
                           accordance withss.240.13d-1(b)(ii)(G)

                  (h) |_| Savings Association as defined inss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

                  (i) |_|  Church plan that is excluded  from the  definition of
                           an  investment   company  under  ss.3(c)(15)  of  the
                           Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) |_|  Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.           Ownership.

                  (a)      Amount beneficially owned:  8,171,273

                  (b)      Percent of class:  11.7%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole  power to vote or to  direct  the vote:
                                    75,600

                           (ii)     Shared  power to vote or to direct the vote:
                                    None

                           (iii) Sole power to dispose or to direct the disposition of: None

                           (iv) Shared power to dispose or to direct the disposition of: 8,171,273

                  The shares reported include 6,895,423 shares held in customer accounts over which partners and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares, 1,200,250 shares held in accounts owned by the partners of the Reporting Person and their families, and 75,600 shares held in the account of the profit-sharing plan of the Reporting Person ("the Profit-Sharing Plan").

Item 5.           Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

The owners of the accounts (including the Profit-Sharing Plan) in which the shares reported on this Schedule are held have right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.           Identification and Classification of Members of the Group.

Not applicable

Item 9.           Notice of Dissolution of Group.

Not applicable

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                                       February 5, 2001
                                                     ---------------------------
                                                           Date


                                                       /s/ Walter Weadock
                                                     ---------------------------
                                                           Signature


                                                       Walter Weadock, Member
                                                           Name/Title